Exhibit 99.1
FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
EXPANSION OF CREDIT FACILITY

CUDAHY, WI - September 28, 2015 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, announced that on September 24, 2015, the Company expanded its existing credit facility to $700 million from $550 million through 2019. Additionally, the amended credit agreement provides for the modification of certain limits and terms.

"This agreement is a testament to the confidence our banking partners have in Roadrunner," said Mark DiBlasi, CEO. "The amendment reflects the Company’s strong capital position and financial flexibility, providing an ongoing ability to drive growth organically and through strategic acquisitions. We are extremely pleased with the support of our bank group and look forward to continuing our relationship with such strong business partners."

About Roadrunner Transportation Systems, Inc.

The Company is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, on-demand expedited services, international freight forwarding, customs brokerage and comprehensive global supply chain solutions.

Safe Harbor Statement

This press release contains forward-looking statements that relate to future events or performance. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release contains forward-looking statements about the Company’s capital position and financial flexibility and ability to drive growth organically and through strategic acquisitions. These statements reflect the Company’s current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other Company statements will not be realized, except as required by law. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; the Company’s ability to execute its acquisition strategy and to integrate acquired companies; the Company’s international operations; the Company’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; the Company’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in the Company’s most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com